Exhibit 99.1
News Release

For more information contact:

Media Relations: Britt Zarling Corporate Communications Fiserv, Inc. 414-526-3107 britt.zarling@fiserv.com	Investor Relations: Shub Mukherjee Investor Relations Fiserv, Inc. 212-266-3565 shub.mukherjee@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2021 Results
GAAP revenue increased 11% in the quarter and 9% for the full year;
GAAP EPS increased 14% in the quarter and 42% for the full year;
Organic revenue growth was 11% both in the quarter and for the full year;
Adjusted EPS increased 21% in the quarter and 26% for the full year;
Company expects 2022 organic revenue growth of 7% to 9%
and adjusted EPS of $6.40 to $6.55, or growth of 15% to 17%

BROOKFIELD, Wis., February 8, 2022 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology, today reported financial results for the fourth quarter and full year 2021.
Fourth Quarter and Full Year 2021 GAAP Results
GAAP revenue for the company increased 11% to $4.26 billion in the fourth quarter of 2021 compared to the prior year period, with 18% growth in the Acceptance segment, 4% growth in the Fintech segment and 9% growth in the Payments segment. GAAP revenue for the company increased 9% to $16.23 billion for the full year of 2021 compared to the prior year, with 17% growth in the Acceptance segment, 4% growth in the Fintech segment and 6% growth in the Payments segment.
GAAP earnings per share was $0.50 in the fourth quarter and $1.99 for the full year of 2021, an increase of 14% and 42%, respectively, compared to the prior year periods. GAAP operating margin was 12.5% and 14.1% in the fourth quarter and full year of 2021, respectively, compared to 13.5% and 12.5% in the fourth quarter and full year of 2020, respectively. Net cash provided by operating activities was $4.03 billion for the full year of 2021 compared to $4.15 billion in the prior year.

“We are pleased with our fourth quarter results as we delivered another quarter of strong organic revenue and adjusted EPS growth,” said Frank Bisignano, President and Chief

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Executive Officer of Fiserv. “For 2021, Fiserv had another successful year of delivering on our growth agenda - attaining the high end of our original organic revenue growth outlook and coming in well above our original adjusted EPS outlook, all while investing in the business to fuel further growth as we innovate to provide value for our clients.”

Fourth Quarter and Full Year 2021 Non-GAAP Results and Additional Information
•Adjusted revenue increased 11% to $4.02 billion in the fourth quarter and increased 11% to $15.39 billion for the full year of 2021 compared to the prior year periods.
•Organic revenue growth was 11% in the fourth quarter of 2021, led by 19% growth in the Acceptance segment, 4% growth in the Fintech segment and 8% growth in the Payments segment.
•Organic revenue growth was 11% for the full year of 2021, led by 20% growth in the Acceptance segment, 4% growth in the Fintech segment and 6% growth in the Payments segment.
•Adjusted earnings per share increased 21% to $1.57 in the fourth quarter and 26% to $5.58 for the full year of 2021 compared to the prior year periods.
•Adjusted operating margin was flat in the fourth quarter at 35.6% and increased 250 basis points to 33.9% for the full year of 2021 compared to the prior year periods.
•Free cash flow was $3.53 billion for the full year of 2021 compared to $3.65 billion in the prior year.
•The company repurchased 9.9 million shares of common stock for $1.00 billion in the fourth quarter and 23.3 million shares of common stock for $2.57 billion in the full year of 2021.
•The company commenced the issuance of Euro commercial paper during the fourth quarter of 2021, lowering its effective cost of debt.
•In February 2022, the company entered into a definitive agreement to acquire Finxact, Inc., a leading developer of cloud-native digital banking solutions powering digital transformation throughout financial services. The company expects the transaction to close later this year, subject to customary approvals and closing conditions.
•In January 2022, Fiserv was named to the 2022 Bloomberg Gender-Equality Index, marking the sixth consecutive year that the company has been recognized for its efforts to build and maintain an inclusive and equitable working environment.
Outlook for 2022
Fiserv expects organic revenue growth of 7% to 9% and adjusted earnings per share in a range of $6.40 to $6.55, representing growth of 15% to 17%, for 2022.
“We believe our agility and the strength of our assets continue to enhance our position as the operating system for commerce and money movement across our client base of banks, credit unions, fintechs, and businesses ranging from SMB's to mid-market to large enterprises,” said Bisignano. “We expect this operational strength and balance sheet flexibility to support high single digit organic revenue growth and double digit adjusted EPS growth in 2022.”

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Earnings Conference Call
The company will discuss its results in a live webcast at 7 a.m. CT on Tuesday, February 8, 2022. The webcast, along with supplemental financial information, can be accessed on the investor relations section of the Fiserv website at investors.fiserv.com. A replay will be available approximately one hour after the conclusion of the live webcast.
About Fiserv
Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale and business management platform. Fiserv is a member of the S&P 500® Index and the FORTUNE® 500, and has been recognized as one of the FORTUNE World's Most Admired Companies® for 11 of the past 14 years. Visit fiserv.com and follow on social media for more information and the latest company news.
Use of Non-GAAP Financial Measures
In this news release, the company supplements its reporting of information determined in accordance with generally accepted accounting principles ("GAAP"), such as revenue, operating income, operating margin, net income attributable to Fiserv, earnings per share and net cash provided by operating activities, with "adjusted revenue," "organic revenue," "organic revenue growth," "adjusted operating income," "adjusted operating margin," "adjusted net income," "adjusted earnings per share," "adjusted earnings per share growth," and "free cash flow." Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Therefore, the company excludes these items from its GAAP financial measures to calculate these unaudited non-GAAP measures. The corresponding reconciliations of these unaudited non-GAAP financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that are excluded from the non-GAAP outlook measures. See page 15 for additional information regarding the company's forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions; non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; restructuring costs; severance costs; net charges associated with debt financing activities; merger and integration costs; gains or losses from the sale of businesses or investments; and certain discrete tax benefits and expenses. The company excludes these items to more clearly focus on the factors management

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believes are pertinent to the company's operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.
The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible asset amortization supplements GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.
Management believes organic revenue growth, formerly referred to as internal revenue growth, is useful because it presents adjusted revenue growth including deferred revenue purchase accounting adjustments and excluding the impact of foreign currency fluctuations, acquisitions, dispositions and the company's Output Solutions postage reimbursements. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders' ability to evaluate and understand the company's core business performance.
These unaudited non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, net income attributable to Fiserv, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated organic revenue growth, adjusted earnings per share, adjusted earnings per share growth and other statements regarding our future financial performance. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company's future plans, objectives or goals are also forward-looking statements.
Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause the company’s actual results to differ materially include, among others, the following, many of which are, and may continue to be, amplified by the COVID-19 pandemic: the duration and intensity of the COVID-19 pandemic, including how quickly the

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global economy recovers from the impact of the pandemic; governmental and private sector responses to the COVID-19 pandemic and the impact of such responses on the company; the impact of the COVID-19 pandemic on the company's employees, clients, vendors, supply chain, operations and sales; the possibility that the company may be unable to achieve expected revenue synergies from the acquisition of First Data within the expected time frames; the company's ability to compete effectively against new and existing competitors and to continue to introduce competitive new products and services on a timely, cost-effective basis; changes in customer demand for the company's products and services; the ability of the company's technology to keep pace with a rapidly evolving marketplace; the success of the company's merchant alliances, some of which are not controlled by the company; the impact of a security breach or operational failure on the company's business including disruptions caused by other participants in the global financial system; the failure of the company's vendors and merchants to satisfy their obligations; the successful management of credit and fraud risks in the company's business and merchant alliances; changes in local, regional, national and international economic or political conditions and the impact they may have on the company and its customers; the effect of proposed and enacted legislative and regulatory actions affecting the company or the financial services industry as a whole; the company's ability to comply with government regulations and applicable card association and network rules; the protection and validity of intellectual property rights; the outcome of pending and future litigation and governmental proceedings; the company's ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the company's strategic initiatives; the company's ability to attract and retain key personnel; volatility and disruptions in financial markets that may impact the company's ability to access preferred sources of financing and the terms on which the company is able to obtain financing or increase its costs of borrowing; adverse impacts from currency exchange rates or currency controls; changes in corporate tax and interest rates; and other factors included in “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents that the company files with the Securities and Exchange Commission, which are available at http://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

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Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue
Processing and services	$3,485	$3,097	$13,307	$12,215
Product	772	735	2,919	2,637
Total revenue	4,257	3,832	16,226	14,852

Expenses
Cost of processing and services	1,659	1,353	6,084	5,841
Cost of product	544	504	2,044	1,971
Selling, general and administrative	1,521	1,459	5,810	5,652
Gain on sale of businesses	—	—	—	(464)
Total expenses	3,724	3,316	13,938	13,000

Operating income	533	516	2,288	1,852
Interest expense, net	(170)	(174)	(693)	(709)
Other income (expense)	35	(6)	71	28

Income before income taxes and income (loss) from investments in unconsolidated affiliates	398	336	1,666	1,171
Income tax provision	(63)	(20)	(363)	(196)
Income (loss) from investments in unconsolidated affiliates	20	(3)	100	—

Net income	355	313	1,403	975
Less: net income attributable to noncontrolling interests	22	13	69	17

Net income attributable to Fiserv	$333	$300	$1,334	$958

GAAP earnings per share attributable to Fiserv - diluted	$0.50	$0.44	$1.99	$1.40

Diluted shares used in computing earnings per share attributable to Fiserv	663.9	681.2	671.6	683.4

Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

GAAP net income attributable to Fiserv	$333	$300	$1,334	$958
Adjustments:
Merger and integration costs [1]	382	254	865	902
Severance costs [2]	43	16	81	108
Amortization of acquisition-related intangible assets [3]	473	501	1,982	2,024
Non wholly-owned entity activities [4]	11	41	51	94
Tax impact of adjustments [5]	(209)	(187)	(685)	(719)
Gain on sale of businesses [6]	—	—	—	(464)
Tax impact of gain on sale of businesses [5]	—	—	—	124
Discrete tax items [7]	8	(39)	118	(7)
Adjusted net income	$1,041	$886	$3,746	$3,020

GAAP earnings per share attributable to Fiserv	$0.50	$0.44	$1.99	$1.40
Adjustments - net of income taxes:
Merger and integration costs [1]	0.44	0.29	0.99	1.02
Severance costs [2]	0.05	0.02	0.09	0.12
Amortization of acquisition-related intangible assets [3]	0.55	0.57	2.27	2.28
Non wholly-owned entity activities [4]	0.01	0.05	0.06	0.11
Gain on sale of businesses [6]	—	—	—	(0.50)
Discrete tax items [7]	0.01	(0.06)	0.18	(0.01)
Adjusted earnings per share	$1.57	$1.30	$5.58	$4.42
See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.

1Represents acquisition and related integration costs incurred in connection with various acquisitions, primarily related to the First Data acquisition. First Data integration costs in the fourth quarter and full year of 2021 primarily include $160 million and $370 million, respectively, of third party professional service fees associated with integration activities; $3 million and $44 million, respectively, of incremental share-based compensation, including the fair value of stock awards assumed by Fiserv; and $124 million and $277 million, respectively, of other integration-related compensation costs. First Data integration costs in the fourth quarter and full year of 2020 primarily include $70 million and $224 million, respectively, of third party professional services fees associated with integration activities; $39 million and $165 million, respectively, of incremental share-based compensation, including the fair value of stock awards assumed by Fiserv; $32 million and $137 million, respectively, of other integration-related compensation costs; $3 million and $118 million, respectively, of accelerated depreciation and amortization associated with the termination of certain vendor contracts; and $80 million and $124 million, respectively, of non-cash impairment charges associated with the early exit of certain leased facilities. The company has completed the integration activities associated with the achievement of cost synergies related to the First Data acquisition as of December 31, 2021.
2Represents severance costs associated with the achievement of expense management initiatives, including those related to the First Data acquisition.
3Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology and trade names. This adjustment does not exclude the amortization of other intangible assets such as contract costs (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts. See additional information on page 14 for an analysis of the company's amortization expense.

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4Represents the company’s share of amortization of acquisition-related intangible assets at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which the company holds a controlling financial interest. This adjustment during the fourth quarter and full year of 2021 also includes net gains totaling $23 million and $98 million, respectively, related to the fair value remeasurement and sale of certain equity investments.
5The tax impact of adjustments is calculated using a tax rate of 23%, which approximates the company's annual effective tax rate, exclusive of the actual tax impacts associated with the gain on the sale of businesses.
6Represents the gain associated with the sale of a 60% interest in the Investment Services business in February 2020 and the dissolution of the Banc of America Merchant Services joint venture in July 2020.
7Represents certain discrete tax items, such as foreign derived intangible income tax benefits from a subsidiary restructuring and the revaluation of deferred taxes due to a change in the respective statutory tax rates in the United Kingdom and Argentina.

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Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total Company
Revenue	$4,257	$3,832	$16,226	$14,852
Adjustments:
Output Solutions postage reimbursements	(244)	(224)	(860)	(864)
Deferred revenue purchase accounting adjustments	6	12	27	46
Merchant Services adjustment [1]	—	—	—	(126)
Adjusted revenue	$4,019	$3,620	$15,393	$13,908

Operating income	$533	$516	$2,288	$1,852
Adjustments:
Merger and integration costs	382	254	861	902
Severance costs	43	16	81	108
Amortization of acquisition-related intangible assets	473	501	1,982	2,024
Merchant Services adjustment [1]	—	—	—	(59)
Gain on sale of businesses	—	—	—	(464)
Adjusted operating income	$1,431	$1,287	$5,212	$4,363

Operating margin	12.5%	13.5%	14.1%	12.5%
Adjusted operating margin	35.6%	35.6%	33.9%	31.4%

Merchant Acceptance ("Acceptance")
Revenue	$1,700	$1,444	$6,479	$5,522
Adjustments:
Deferred revenue purchase accounting adjustments	—	—	—	6
Merchant Services adjustment [1]	—	—	—	(126)
Adjusted revenue	$1,700	$1,444	$6,479	$5,402

Operating income	$533	$442	$1,996	$1,427
Adjustments:
Merger and integration costs	—	1	—	6
Merchant Services adjustment [1]	—	—	—	(59)
Adjusted operating income	$533	$443	$1,996	$1,374

Operating margin	31.3%	30.7%	30.8%	25.9%
Adjusted operating margin	31.3%	30.7%	30.8%	25.4%

Financial Technology ("Fintech") [2]
Revenue	$771	$742	$3,022	$2,901

Operating income	$287	$271	$1,081	$992

Operating margin	37.3%	36.5%	35.8%	34.2%

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Fiserv, Inc.
Financial Results by Segment (cont.)
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Payments and Network ("Payments")
Revenue	$1,536	$1,411	$5,833	$5,504
Adjustments:
Deferred revenue purchase accounting adjustments	6	12	27	40
Adjusted revenue	$1,542	$1,423	$5,860	$5,544

Operating income	$707	$649	$2,557	$2,361
Adjustments:
Merger and integration costs	6	11	27	40
Adjusted operating income	$713	$660	$2,584	$2,401

Operating margin	45.9%	46.0%	43.8%	42.9%
Adjusted operating margin	46.2%	46.4%	44.1%	43.3%

Corporate and Other
Revenue	$250	$235	$892	$925
Adjustments:
Output Solutions postage reimbursements	(244)	(224)	(860)	(864)
Adjusted revenue	$6	$11	$32	$61

Operating loss	$(994)	$(846)	$(3,346)	$(2,928)
Adjustments:
Merger and integration costs	376	242	834	856
Severance costs	43	16	81	108
Amortization of acquisition-related intangible assets	473	501	1,982	2,024
Gain on sale of businesses	—	—	—	(464)
Adjusted operating loss	$(102)	$(87)	$(449)	$(404)

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.

1Represents an adjustment primarily related to the company's joint venture with Bank of America. The Banc of America Merchant Services joint venture (BAMS) was dissolved effective July 1, 2020. The company owned 51% of BAMS and, through June 30, 2020, BAMS' financial results were 100% consolidated into the company's financial statements for GAAP reporting purposes. In connection with the dissolution of the joint venture, the company received a 51% share of the joint venture's value via an agreed upon contractual separation. In addition, the company will continue providing merchant processing and related services to Bank of America for its merchant clients. The non-GAAP adjustment reduces adjusted revenue and adjusted operating income by the joint venture revenue and expense that was not expected to be retained by the company upon dissolution and is partially offset by an increase to processing and services revenue.
2For all periods presented in the Fintech segment, there were no adjustments to GAAP measures presented and thus the adjusted measures are equal to the GAAP measures presented.

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Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows [1]
(In millions, unaudited)
	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net income	$1,403	$975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	1,158	1,077
Amortization of acquisition-related intangible assets	2,038	2,133
Amortization of financing costs and debt discounts	52	47
Share-based compensation	239	369
Deferred income taxes	(262)	71
Gain on sale of businesses	—	(464)
Income from investments in unconsolidated affiliates	(100)	—
Distributions from unconsolidated affiliates	34	42
Non-cash impairment charges	15	124
Other operating activities	(48)	(16)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	(358)	320
Prepaid expenses and other assets	(248)	(167)
Contract costs	(269)	(289)
Accounts payable and other liabilities	303	(146)
Contract liabilities	77	71
Net cash provided by operating activities	4,034	4,147

Cash flows from investing activities
Capital expenditures, including capitalized software and other intangibles	(1,160)	(900)
Proceeds from sale of businesses	—	579
Payments for acquisitions of businesses, net of cash acquired	(848)	(139)
Distributions from unconsolidated affiliates	115	109
Purchases of investments	(256)	(1)
Proceeds from sale of investments	519	11
Net cash used in investing activities	(1,630)	(341)

Cash flows from financing activities
Debt proceeds	6,435	8,897
Debt repayments	(7,881)	(10,918)
Net proceeds from (repayments of) commercial paper and short-term borrowings	1,741	(6)
Payments of debt financing costs	—	(16)
Proceeds from issuance of treasury stock	140	133
Purchases of treasury stock, including employee shares withheld for tax obligations	(2,786)	(1,826)
Settlement activity, net	1,691	169
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(62)	(104)
Payments of acquisition-related contingent consideration	(37)	(18)
Other financing activities	(2)	22
Net cash used in financing activities	(761)	(3,667)
Effect of exchange rate changes on cash and cash equivalents	(27)	16
Net change in cash and cash equivalents	1,616	155
Cash and cash equivalents, beginning balance	2,744	2,589
Cash and cash equivalents, ending balance	$4,360	$2,744
1    The company revised the consolidated statements of cash flows presentation to include cash and cash equivalents within settlement assets as a component of total cash and cash equivalents. The company revised the 2020 presentation for comparable purposes.

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Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	December 31,
	2021	2020
Assets
Cash and cash equivalents	$835	$906
Trade accounts receivable – net	2,860	2,482
Prepaid expenses and other current assets	1,523	1,310
Settlement assets	13,652	11,521
Total current assets	18,870	16,219

Property and equipment – net	1,742	1,628
Customer relationships – net	9,991	11,603
Other intangible assets – net	4,018	3,755
Goodwill	36,433	36,322
Contract costs – net	811	692
Investments in unconsolidated affiliates	2,561	2,756
Other long-term assets	1,823	1,644
Total assets	$76,249	$74,619

Liabilities and Equity
Accounts payable and accrued expenses	$3,550	$3,186
Short-term and current maturities of long-term debt	508	384
Contract liabilities	585	546
Settlement obligations	13,652	11,521
Total current liabilities	18,295	15,637

Long-term debt	20,729	20,300
Deferred income taxes	4,172	4,389
Long-term contract liabilities	225	187
Other long-term liabilities	878	777
Total liabilities	44,299	41,290

Redeemable noncontrolling interests	278	259

Fiserv shareholders' equity	30,952	32,330
Noncontrolling interests	720	740
Total equity	31,672	33,070
Total liabilities and equity	$76,249	$74,619

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Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information
($ in millions, unaudited)

Organic Revenue Growth [1]	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	Growth	2021	2020	Growth

Total Company
Adjusted revenue	$4,019	$3,620		$15,393	$13,908
Currency impact [2]	24	—		6	—
Acquisition adjustments	(13)	—		(39)	—
Divestiture adjustments	(6)	(11)		(278)	(298)
Organic revenue	$4,024	$3,609	11%	$15,082	$13,610	11%

Acceptance
Adjusted revenue	$1,700	$1,444		$6,479	$5,402
Currency impact [2]	21	—		25	—
Acquisition adjustments	(7)	—		(18)	—
Divestiture adjustments	—	—		(246)	(217)
Organic revenue	$1,714	$1,444	19%	$6,240	$5,185	20%

Fintech
Adjusted revenue	$771	$742		$3,022	$2,901
Currency impact [2]	—	—		(9)	—
Organic revenue	$771	$742	4%	$3,013	$2,901	4%

Payments
Adjusted revenue	$1,542	$1,423		$5,860	$5,544
Currency impact [2]	3	—		(10)	—
Acquisition adjustments	(6)	—		(21)	—
Divestiture adjustments	—	—		—	(20)
Organic revenue	$1,539	$1,423	8%	$5,829	$5,524	6%

Corporate and Other
Adjusted revenue	$6	$11		$32	$61
Divestiture adjustments	(6)	(11)		(32)	(61)
Organic revenue	$—	$—		$—	$—
See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Organic revenue growth is calculated using actual, unrounded amounts.
1Organic revenue growth is measured as the change in adjusted revenue (see pages 9-10) for the current period excluding the impact of foreign currency fluctuations and revenue attributable to acquisitions and dispositions, divided by adjusted revenue from the prior period excluding revenue attributable to dispositions. Revenue attributable to dispositions also includes current and prior period revenue associated with merchants retained by the company from the Banc of America Merchant Services joint venture through the one year period following the joint venture's July 1, 2020 dissolution date, and transition services revenue within Corporate and Other.
2Currency impact is measured as the increase or decrease in adjusted revenue for the current period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods.

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Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information (cont.)
($ in millions, unaudited)

Free Cash Flow	Year Ended December 31,
	2021	2020

Net cash provided by operating activities	$4,034	$4,147
Capital expenditures	(1,160)	(900)
Adjustments:
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(62)	(104)
Distributions from unconsolidated affiliates included in cash flows from investing activities	115	109
Severance, merger and integration payments	712	505
Tax payments on adjustments	(161)	(109)
Tax payments on gain on sale of investments in unconsolidated affiliates	54	—
Free cash flow	$3,532	$3,648

Total Amortization[1]	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Acquisition-related intangible assets	$484	$530	$2,038	$2,133
Capitalized software and other intangibles	66	42	268	161
Purchased software	60	57	241	269
Financing costs and debt discounts	11	11	52	47
Sales commissions	25	23	97	90
Deferred conversion costs	14	12	51	34
Total amortization	$660	$675	$2,747	$2,734

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
1The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions (see corresponding adjustment on page 7). The adjustment for acquired First Data software/technology excludes only the incremental amortization related to the fair value purchase accounting allocation. Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

News Release
Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures

Reconciliations of unaudited non-GAAP financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of these items that are excluded from the non-GAAP outlook measures. The company’s forward-looking non-GAAP financial measures for 2022, including organic revenue growth, adjusted earnings per share and adjusted earnings per share growth, are designed to enhance shareholders’ ability to evaluate the company’s performance by excluding certain items to focus on factors and trends affecting its business.
Organic Revenue Growth - The company's organic revenue growth outlook for 2022 includes deferred revenue purchase accounting adjustments and excludes the impact of foreign currency fluctuations, acquisitions, dispositions and the impact of the company's Output Solutions postage reimbursements. The currency impact is measured as the increase or decrease in the expected adjusted revenue for the period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods. The expected impact of acquisitions is attributable to 2021 acquisitions.

Growth

2022 Revenue	7% - 9%
Output Solutions postage reimbursements	(1.0)%
2022 Adjusted revenue	6% - 8%

Currency impact	1.0%
Acquisition adjustments	(0.5)%
Divestiture adjustments	0.5%
2022 Organic revenue	7% - 9%

Adjusted Earnings Per Share - The company's adjusted earnings per share outlook for 2022 excludes certain non-cash or other items such as non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; restructuring costs; merger and integration costs; severance costs; gains or losses from the sale of businesses and investments; and certain discrete tax benefits and expenses, and includes non-cash deferred revenue purchase accounting adjustments. The company has completed First Data acquisition integration activities as of December 31, 2021 and does not expect to incur additional costs associated with the achievement of cost synergies related to the First Data acquisition, resulting in lower merger and integration costs in 2022. The company estimates that amortization expense in 2022 with respect to acquired intangible assets will approximate the amount incurred in 2021.
Other adjustments to the company’s financial measures that were incurred in 2021 are presented in this news release; however, they are not necessarily indicative of adjustments that may be incurred throughout 2022 or beyond. Estimates of these impacts and adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.